Exhibit 99.1
LNB BANCORP, INC. AGREES TO EXCHANGE OF UP TO $4.25 MILLION OF
TRUST PREFERRED SECURITIES FOR COMMON SHARES
Lorain, Ohio — August 5, 2010—LNB Bancorp, Inc. (NASDAQ: LNBB) announced today that it has entered into an agreement with certain holders of its currently outstanding non-pooled trust preferred securities where it may exchange up to $2.125 million of the securities issued by LNB Trust I and up to $2.125 million of the securities issued by LNB Trust II for newly issued LNB common shares.
Subject to certain terms and conditions, the exchanges may be completed at such times and in such amounts of trust preferred securities as the holders may specify for a purchase price of 48% of the face amount of the trust preferred securities to be paid for in an amount of LNB common shares determined based on the greater of the average of the dollar volume-weighted average prices per share of LNB’s common shares on Nasdaq for each of the five consecutive trading days ending on and including the second trading day preceding the exchange and 90% of the market price of LNB’s common shares on Nasdaq on the trading day immediately preceding the exchange.
“Our Board of Directors believes that we should continue to seek attractive opportunities to further strengthen the Company’s already well capitalized position,” said Daniel E. Klimas, president and chief executive officer of LNB Bancorp. “This agreement provides us with an opportunity to strengthen our tangible common equity.”
“This agreement represents another important step to further improve our equity capital base. By continuing to build our capital base, we will be better-positioned to emerge from this challenging economy as a stronger, more viable financial leader in the communities we serve,” said Klimas.
If all $4.25 million of the trust preferred securities covered under the agreement are exchanged, the Company expects to record a net after-tax gain of approximately $1.46 million or approximately $0.20 per common share. Including the value of the common shares issuable upon the exchange of the trust preferred securities and the net after-tax gain, the ultimate effect of the transactions, if completed with respect to all $4.25 million of the trust preferred securities, will be to increase tangible common equity of the Company by approximately $3.5 million.
At June 30, 2010, the Company had capital ratios well in excess of those necessary to maintain “well capitalized” status, with a Total Risk Based Capital Ratio of 14.20%, and a Tier I Capital Ratio of 8.03%.
Sandler O’Neill & Partners, L.P. is acting as LNB’s financial advisor in connection with the exchange. It has not been engaged to and has not solicited any holders of trust preferred securities in connection with the exchange. The financial advisors will not make any recommendation to holders of trust preferred securities as to whether to exchange or refrain from exchanging their trust preferred securities.
About LNB Bancorp, Inc.
LNB Bancorp, Inc. is a $1.2 billion bank holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 20 retail-banking locations and 27 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include but are not limited to:
•	significant increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment, including new or heightened legal standards and regulatory requirements, practices or expectations, which may impede profitability or affect the Company’s financial condition (such as, for example, the Dodd-Frank Wall Street reform and Consumer Protection Act and rules and regulations that may be promulgated under the Act);

•	persisting volatility and limited credit availability in the financial markets, particularly if limitations on the Company’s ability to raise funding to the extent required by banking regulators or otherwise; initiatives undertaken by the U.S. government do not have the intended effect on the financial markets;

•	limitations on the Company’s ability to return capital to shareholders and dilution of the Company’s common shares that may result from the terms of the Capital Purchase Program (“CPP”), pursuant to which the Company issued securities to the United States Department of the Treasury (the “U.S. Treasury”);

•	limitations on the Company’s ability to pay dividends;

•	increases in interest rates or further weakening economic conditions that could constrain borrowers’ ability to repay outstanding loans or diminish the value of the collateral securing those loans;

•	adverse effects on the Company’s ability to engage in routine funding transactions as a result of the actions and commercial soundness of other financial institutions;

•	asset price deterioration, which has had and may continue to have a negative effect on the valuation of certain asset categories represented on the Company’s balance sheet;

•	general economic conditions, either nationally or regionally (especially in northeastern Ohio), becoming less favorable than expected resulting in, among other things, further deterioration in credit quality of assets;
•	increases in deposit insurance premiums or assessments imposed on the Company by the FDIC;

•	difficulty attracting and/or retaining key executives and/or relationship managers at compensation levels necessary to maintain a competitive market position;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in trade, monetary, fiscal and tax policies;

•	changes in the securities markets, in particular, continued disruption in the fixed income markets and adverse capital market conditions;

•	continued disruption in the housing markets and related conditions in the financial markets; and

•	changes in general economic conditions and competition in the geographic and business areas in which the Company conducts its operations, particularly in light of the recent consolidation of competing financial institutions; as well as the risks and uncertainties described from time to time in the Company’s reports as filed with the Securities and Exchange Commission.